CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333- 219212, filed July 10, 2017 and amended on June 11, 2020; and No. 333-226646, filed August 7, 2018 and amended on June 11, 2020) and Form S-3 (No. 333-251174, filed on December 7, 2020) of GrowGeneration Corp. (the “Company”) of our report dated March 9, 2022, except for the effects of the change in segments described in Notes 2, 6, 14 and 17, as to which the date is March 15, 2023, relating to the consolidated financial statements of the Company as of December 31, 2021 and for each of the years in the two-year period ended December 31, 2021 appearing in this Annual Report on Form 10-K for the year ended December 31, 2022. March 15, 2023 Denver, Colorado